Exhibit 99.2

Company Contact:	Investor Relations Contact:
Ultralife Corporation	Lippert Heilshorn & Associates, Inc.
Robert W. Fishback	Jody Burfening
(315) 332-7100	(212) 838-3777
bfishback@ulbi.com	jburfening@lhai.com
Ultralife Corporation Closes New $35 Million Revolving Credit Facility
Newark, New York — January 29, 2009 — Ultralife Corporation (NASDAQ: ULBI) has closed on a new $35 million secured revolving credit facility, effective January 27, 2009. Commitments under the facility will be split 60/40 between JPMorgan Chase Bank, N.A., and Manufacturers and Traders Trust Company (M&T Bank), with JPMorgan Chase acting as administrative agent. Borrowings under the facility will bear interest based primarily on the Prime Rate plus 50 to 200 basis points or LIBOR plus 300 to 500 basis points, with the borrowing rate dependent on the company meeting certain financial criteria.
This new facility can be used for general corporate purposes including capital expenditures, acquisitions and stock repurchases. The facility expires on June 30, 2010 and replaces the company’s previous facility with the same lenders that was scheduled to expire on January 31, 2009.
“We appreciate the ongoing support of JPMorgan Chase and M&T and their confidence in Ultralife’s growth plans,” said John D. Kavazanjian, president and chief executive officer. “This new facility underscores the strength of our lender relationships in that we have increased our borrowing availability from $22.5 million to $35 million and also enhanced our financial flexibility even as credit markets remain tight.”
About Ultralife Corporation
Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.
Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research and RedBlack Communications. Ultralife’s operations are in North America, Europe and Asia. For more information on Ultralife, visit www.ultralifecorp.com.
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
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